Exhibit 99.1

April 1, 2022

Ms. Brenda Battey
Executive Vice President and Chief Financial Officer
Broadway Financial Corporation
4601 Wilshire Blvd, Suite 150
Los Angeles, CA 90010

Dear Ms. Battey:

You have furnished us with a copy of the “Notification of Late Filing” on Form 12b-25, dated April 1, 2022, of Broadway Financial Corporation (the “Company”).  We are in agreement with the comments under Part III of the Form with respect to the reasons why we are unable to complete our audit on or before the date that the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is required to be filed.

Very truly yours,

/s/ Moss Adams LLP

Moss Adams LLP